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Exhibit 23.1
Consent of Debevoise & Plimpton LLP
     September 8, 2009
     We hereby consent to the reference to our firm under the caption “Material U.S. Federal Income Tax Consequences” in the proxy statement/prospectus constituting part of Amendment No. 1 to the Registration Statement on Form S-4 of Tower Group, Inc. as filed with the Securities and Exchange Commission on the date hereof. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
     /s/ Debevoise & Plimpton LLP
     Debevoise & Plimpton LLP